2003 Annual Report American Income Fund

Shareholder UPDATE (Unaudited)

Annual Meeting Results
An annual meeting of the Fund's shareholders was held
on October 28, 2003. Each matter voted upon at that
meeting, as well as the number of votes cast for, against
or withheld, the number of abstentions, and the number
of broker non-votes with respect to such matters, are set
forth below.
(1) The Fund's shareholders elected the following three
directors:
			Shares		Shares Withholding
			Voted"For"	Authority to Vote
Joseph D. Strauss*	8,930,250 	106,678
Virginia L. Stringer*	8,924,350 	112,578
James M. Wade*		8,931,600 	105,328
*Class III-term expires at 2006 annual meeting of shareholders.

(2) The Fund's shareholders ratified the selection by the Fund's board of directors of Ernst & Young LLP as the independent public accountants for the Fund for the fiscal year ending October 31, 2003. The following votes were cast regarding this matter:

Shares 		Shares
Voted "For" 	Voted "Against" Abstentions
8,953,246 	36,990 		46,692